EXHIBIT 23.1
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             CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 16, 2001, except as to Note 14, which is as of March 13, 2001, relating to the financial statements and financial statement schedules of Cadiz Inc., and our report dated February 16, 2001 relating to the financial statements of Sun World International, Inc., which appear in Cadiz Inc.'s Annual Report on Form 10-K for the year ended December 31, 2000. We also consent to the reference to us under the heading "Experts" in such Registration Statement and to the reference to us under the heading "Selected Financial Data" in such Annual Report on Form 10-K.




/s/ PricewaterhouseCoopers LLP
_______________________________
  PricewaterhouseCoopers LLP




Los Angeles, California
December 11, 2001